Exhibit 99.6

PRIMORIS SERVICES CORPORATION

SEPTEMBER 30, 2010

AND DECEMBER 31, 2009

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Primoris Services Corporation

Index to Unaudited Pro Forma Combined Financial Statements

Page

Unaudited Pro Forma Combined Financial Statements:
Introduction to Unaudited Pro Forma Combined Financial Statements	1
Pro Forma Combined Balance Sheet as of September 30, 2010 (Unaudited)	2
Pro Forma Combined Statement of Income for the Nine Months Ended September 30, 2010 (Unaudited)	3
Pro Forma Combined Statement of Income for the Year Ended December 31, 2009 (Unaudited)	4
Notes to Pro Forma Combined Financial Statements (Unaudited)	5-7
Supplemental Unaudited Pro Forma Combined Financial Statements with James Construction Group for the year ended December 31, 2009	8
Notes to Supplemental Unaudited Pro Forma Combined Financial Statements with James Construction Group for the year ended December 31, 2009	10

PRIMORIS SERVICES CORPORATION

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On November 12, 2010 Primoris Services Corporation, a Delaware corporation (“we”, “us”, “our”, the “Company” or “Primoris”), completed a merger (the “Merger”) with Rockford Holdings Corporation, a privately-held Delaware corporation (“Rockford”).  Following the closing of the Merger, Rockford became a wholly-owned subsidiary of Primoris.

Primoris paid the Rockford stockholders approximately $64.2 million in initial Merger consideration at closing, consisting of the following: approximately $35 million in cash; 1,605,709 shares of unregistered Primoris common stock (the “Closing Shares”) with a defined value of approximately $12.5 million pursuant to the Merger Agreement; and a subordinated convertible promissory note in the principal amount of approximately $16.7 million.  In addition, if Rockford attains certain specified financial goals for the fiscal years ending December 31, 2010, 2011 and 2012, we have agreed to pay the Rockford stockholders an additional $18.4 million in earnout consideration, payable in cash and shares of unregistered Primoris common stock.  As a result, and assuming that the earnout consideration is earned, the total contractual consideration payable to the Rockford stockholders would be approximately $82.6 million.  On a fair value basis, total consideration payable to the Rockford stockholders is approximately $79.6 million, as outlined in the Notes to the unaudited pro forma combined consolidated financial statements on the table on page 5 below.

As prescribed by Securities and Exchange Commission guidelines, the following unaudited pro forma combined consolidated financial statements are based on the historical financial statements of Primoris and Rockford after giving effect to the Merger, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.

The historical financial information has been adjusted in the unaudited pro forma combined financial data to give effect to pro forma events that are, based upon available information and certain assumptions, (i) directly attributable to the Merger, (ii) factually supportable and reasonable under the circumstances, and (iii) with respect to the statement of income, expected to have a continuing impact on the combined results.

The unaudited pro forma combined balance sheet as of September 30, 2010 is presented as if the Merger had occurred on September 30, 2010.  The unaudited pro forma combined statements of income for the nine months ended September 30, 2010 and the year ended December 31, 2009, are presented as if the Merger had occurred on January 1, 2009 with recurring acquisition-related adjustments reflected in the two periods.

The Merger will be accounted for under the acquisition method of accounting in accordance with the Financial Accounting Standard Board (“FASB”), Accounting Standard Codification or ASC 805-10 topic for “Business Combinations” (formerly referred to as FASB Statement of Financial Accounting Standards No. 141R).  Management has estimated the fair value of tangible and intangible assets acquired and liabilities assumed based on preliminary estimates and assumptions.  These preliminary estimates and assumptions could change significantly during the purchase price measurement period as we finalize the valuations of the net tangible assets and intangible assets.  Any change could result in material variances between our future financial results and the amounts presented in these unaudited combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The following unaudited pro forma combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the Merger been consummated as of the dates indicated or that may be achieved in the future.  The unaudited pro forma combined financial statements do not reflect any operating efficiencies, associated cost savings or additional costs that we may achieve with respect to the combined companies.

The unaudited pro forma combined financial statements should be read in conjunction with Primoris’ historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, the historical consolidated financial statements of Rockford for the year ended March 31, 2010 (Exhibit 99.2 to this Form 8-K/A), the historical unaudited consolidated financial statements of Rockford as of and for the nine months ended September 30, 2010 (Exhibit 99.5 to this Form 8-K/A) and other information pertaining to Primoris and Rockford contained in this Form 8-K/A.

Primoris Services Corporation

Pro Forma Combined Balance Sheet

As of September 30, 2010

(Unaudited)

(Amounts in thousands)

	(Note A) Primoris reported at 9/30/10	(Note B) Rockford reported at 9/30/10	Pro Forma Adjustments	Notes	Proforma Combined
Current assets:
Cash and cash equivalents	$107,594	26,807	(35,039)	E	$99,362
Customer retention deposits	9,178	—			9,178
Accounts receivable	148,981	28,478			177,459
Costs and estimated earnings in excess of billings	23,299	1,745			25,044
Inventory	22,618	—			22,618
Tax receivable	—	1,865			1,865
Deferred tax assets	6,068	1,734			7,802
Prepaid expenses and other current assets	9,521	986			10,507
Total current assets	327,259	61,615	(35,039)		353,835

Property and equipment, net	96,818	22,667	1,816	H	121,301
Other assets	—	2,400			2,400
Investment in non-consolidated entities	19,274				19,274
Goodwill	28,404	3,866	29,716	N	95,295
Intangible assets	61,713		15,550	I	43,954
Total assets	$533,468	$90,548	$12,043		$636,059

Current liabilities:
Accounts Payable	$76,814	3,519			$80,333
Billings in excess of costs and estimated earnings	122,311	29,800			152,111
Accrued expenses and other current liabilities	39,205	9,046	546	F	48,797
Distributions and dividends payable	1,173	—			1,173
Current portion of long-term debt and capital leases	35,999	2,559	5,223	E	43,781
Current liabilities of discontinued operations	733	—	—		733
Total current liabilities	276,235	44,924	5,769		326,928

Long-term debt and capital leases, net of current portion	61,777	2,672			64,449
Deferred tax liabilities	1,483	3,882	6,529	M	11,894
Long-term purchase note payable	—	—	11,489	E	11,489
Other long-term liabilities	3,985	—	—		3,985
Contingent consideration - earnout liability	10,243	—	14,272	D	24,515
Total liabilities	353,723	51,478	38,059		443,260

Stockholders equity:
Common Stock	5	—			5
Additional paid-in capital - Rockford	—	14,130	(14,130)	G	—
Additional paid-in capital - Primoris	118,779		13,600	D	132,379
Retained earnings - Primoris	60,961	24,940	(25,486)	F, G	60,415
Accumulated other comprehensive income	—				—
Total stockholder’s equity	179,745	39,070	(26,016)		192,799
Total liabilities and stockholders’ equity	$533,468	$90,548	$12,043		$636,059

PRIMORIS SERVICES CORPORATION

PRO FORMA COMBINED STATEMENT OF INCOME

For the nine months ended September 30, 2010

(Unaudited)

(Amounts in thousands, except per share amounts)

	(Note A) Primoris	(Note B) Rockford	Pro Forma Adjustment	Notes	Pro Forma Combined

Revenues	$608,526	$80,009			$688,535
Cost of revenues	529,537	70,648	516	H, I, K	600,701

Gross Profit	78,989	9,361	(516)		87,834

Selling, general and administrative expenses	43,849	8,248	864	I, K	52,961
Operating income	35,140	1,113	(1,380)		34,873

Income from non-consolidated entities	4,090	—			4,090
Foreign exchange gain (loss)	266	—			266
Other income (expense), net	(964)	—			(964)
Interest income	484	31			515
Interest (expense)	(3,872)	(292)	(512)	E	(4,676)
Total other income (expense)	4	(261)	(512)		(769)

Income before income taxes	35,144	852	(1,892)		34,104

Provision for income taxes	(13,782)	(335)	749	J	(13,368)

Net income (loss)	$21,362	$517	$(1,143)		$20,736

Earnings per share
Basic	$0.53			L	$0.49
Diluted	$0.47			L	$0.44

Weighted average shares outstanding
Basic	40,499		1,606	L	42,105
Diluted	45,486		1,606	L	47,092

PRIMORIS SERVICES CORPORATION

PRO FORMA COMBINED STATEMENT OF INCOME

For the year ended December 31, 2009

(Unaudited)

Amounts in thousands, except per share amounts

	(Note A) Primoris	(Note C) Rockford	Pro Forma Adjustment	Notes	Pro Forma Combined

Revenues	$467,010	$166,223			$633,233
Cost of revenues	391,435	132,585	4,498	H, I, K	528,518

Gross Profit	75,575	33,638	(4,498)		104,715

Selling, general and administrative expenses	34,781	9,571	1,141	I, K	45,493
Merger related stock expense	390				390
Operating income	40,404	24,067	(5,639)		58,832

Income from non-consolidated entities	8,753	—			8,753
Foreign exchange gain (loss)	293	—			293
Interest income	640	32			672
Interest (expense), net	(1,979)	(407)	(688)	E	(3,074)
Total other income (expense)	7,707	(375)	(688)		6,644

Income before income taxes	48,111	23,692	(6,327)		65,476

Provision for income taxes	(18,350)	(8,636)	2,518	J	(24,468)

Income from continuing operations	29,761	15,056	(3,809)		41,008

Loss on discontinued operations, net of income taxes	(3,849)	—			(3,849)

Net income (loss) - pro forma	$25,912	$15,056	$(3,809)		$37,159

Earnings per share - pro forma
Basic	$0.81			L	$1.11
Diluted	$0.75			L	$1.03

Weighted average shares outstanding
Basic	31,937	—	1,606	L	33,543
Diluted	34,418	—	1,606	L	36,024

Primoris Services Corporation

Notes to Pro Forma Combined Financial Statements (Unaudited)

The unaudited pro forma combined balance sheet as of September 30, 2010 is presented as if the merger of Rockford had occurred on September 30, 2010.  The unaudited pro forma combined statements of operations for the nine months ended September 30, 2010, and the year ended December 31, 2009, are presented as if the Merger had occurred on January 1, 2009 with recurring acquisition-related adjustments reflected in each of the periods.

The statement of assets acquired and liabilities assumed as of November 12, 2010, the date of the acquisition, is based on preliminary estimates of fair value as follows, in thousands:

Cash	26,807
Accounts receivable, net	28,695
Cost and earnings in excess of billings	1,745
Deferred tax assets & tax receivable	3,599
Prepaid expenses	769
Property, plant and equipment	24,483
Other assets	2,400
Goodwill	33,582
Intangible assets	15,550
Accounts payable	(3,519)
Billing in excess of costs and earnings	(29,800)
Accrued expenses	(9,046)
Current portion of long term debt	(2,559)
Deferred tax liability	(10,411)
Long term debt, net of current	(2,672)
Total fair value of the consideration transferred	79,623

(A)                              The columns for Primoris represent the financial statements as reported for the period shown.

(B)                                The column for Rockford represents the historical financials statements of Rockford as of and for the nine months ended September 30, 2010.

(C)                                The column for Rockford represents the historical financial statements of Rockford for the year ended March 31, 2010.

(D)                               On November 12, 2010, Primoris issued 1,605,709 shares of our unregistered common stock to the Rockford stockholders, which were calculated based on an average price of $7.77 per share as defined in the Merger Agreement.  The fair value of the shares as of November 12, 2010 was $8.47/share, or approximately $13.6 million.

In addition to above common stock, the Company provided for additional consideration in the form of an earnout.  If Rockford’s EBITDA, as defined in the underlying Agreement and Plan of Merger, for the three month period ending December 31, 2010, is equal to or greater than $9.0 million, a number of shares equal to $4.6 million will be issued.  If Rockford’s EBITDA for the fifteen month period commencing October 1, 2010 and ending December 31, 2011 is equal to or great than $34 million but less than $38 million, we will issue a number of shares equal to $2.3 million and have agreed to pay $2.3 million in cash.  If Rockford’s EBITDA for the same fifteen month period above is equal to or greater than $38 million, we will issue an additional number of shares equal to $3.45 million and have agreed to pay an additional $3.45 million in cash.  If Rockford’s EBITDA for the year ending December 31, 2012 is equal to or greater than $14 million, we have agreed to pay $6.9 million in cash.  The number of shares for this earnout is to be calculated based on the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to December 31 of each applicable period.

The estimated fair value of this earnout consideration (adjusting to reflect the time value of money and a contingent probability factor) as of the November 12, 2010 transaction date is approximately $14.3 million and is reflected as a liability on the Pro Forma Combined Balance Sheet as required under generally accepted accounting principles.

Should Rockford achieve all of the EBITDA contingency targets, this would result in an additional $4.13 million in expense to the Company’s earnings in future periods.  Such potential expense is not reflected in this pro forma combined statement of income.

(E)                                 On November 12, 2010, we paid the sellers approximately $35 million in cash and executed a promissory note payable to the sellers for approximately $16.7 million (the “Note”).  The principal amount of the Note has been divided into two portions, with approximately $9.7 million designated as “Loan A” and approximately $7.0 million as “Loan B”.  Both portions of the Note are due and payable on October 13, 2013 and both bear interest at an annual rate of 5% for months 1 through 12, 7% for months 13 through 24 and 8% for months 25 until the maturity date.  There is no prepayment penalty.  The current portion of the Note at closing was $5.2 million.

Interest expense for the note is approximately $0.512 million for the pro forma nine months ended September 30, 2010 (at an effective rate of interest of 7% as prescribed in the Note agreements for period 13 through period 21) and approximately $0.688 million for the pro forma year ended December 31, 2009 (at an effective rate of interest of 5% as prescribed in the Note agreements for period 1 through period 12).

(F)                                 Rockford incurred certain costs, including legal, accounting and tax consulting expenses relating to the sale of the business to Primoris, and was estimated at $0.186 million in costs.

Additionally, Primoris’ acquisition related costs, consisting of legal, accounting, tax consulting and due diligence costs were estimated to be $0.36 million.

(G)                                Reflects the elimination of the total stockholders equity of Rockford and represents the book value of net assets acquired by Primoris.

(H)                               The transaction will be accounted for under the acquisition method of accounting in accordance with the Financial Accounting Standard Board (“FASB”), Accounting Standard Codification or ASC 805-10 topic for “Business Combinations” (formerly referred to as FASB Statement of Financial Accounting Standards No. 141R).  Accordingly, the Rockford assets and liabilities are measured at fair value at the date of the acquisition.   Primoris performed a fair value assessment for fixed assets on the date of the acquisition and, on a preliminary basis, increased the book value by $1.8 million for fixed assets, primarily machinery and equipment.

The resulting adjustments to depreciation expense are an increase of approximately $0.34 million for the pro forma nine months ended September 30, 2010 and $0.45 million for the pro forma year ended December 31, 2009 and the adjustments are charged to cost of revenues.

(I)                                    To determine the estimated fair value of intangibles acquired, Primoris engaged a third party valuation specialist to assist management.  Based on the preliminary assessment, the acquired intangible asset categories, fair value and average amortization periods, generally on a straight-line basis, are as follows:

		Fair
	Amortization Period	Value at 9/30/2010 (thousands)

Tradename	10 years	$7,450
Non-compete agreements	5 years	$2,100
Customer relationships	10 years	$2,200
Backlog	0.75 years	$3,800

Amortization expense is approximately $1.04 million for the nine months ended September 30, 2010, included in selling, general and administrative expenses, with no expense included in cost of revenues.  For the year ended December 31, 2009, amortization expense was $5.2 million, with $3.8 million included in cost of revenues and $1.4 million included in selling, general and administrative expenses.

The fair value of the tradename was determined based on the “relief from royalty” method, an approach under which fair value is estimated to be the present value of royalties saved because we own the intangible asset and therefore do not have to pay a royalty for its use.  The fair value for the non-compete agreements was valued based on a discounted “income approach” model including estimated financial results with and without the non-compete agreements in place.  The agreements were analyzed based on the potential impact competition from certain individuals could have on the financial results of the Company, assuming the agreements were not in place.  The customer relationships and backlog were valued utilizing the “excess earnings method” of income approach.  Estimated discounted cash flow associated with existing customers and projects was based on historical and market participant data.

These valuations are preliminary and subject to change.

(J)                                   The tax effect of both the income before income taxes for Rockford and the pro forma adjustments for the Acquisition is calculated using the Primoris corporate statutory rate of 39.8% for the periods presented.

(K)                               This adjustment reclassifies the Rockford presentation for “gain on sale of property, plant and equipment” from cost of revenues to selling, general and administrative in accordance with Primoris practice.  The adjustment for the nine months ended September 30, 2010 was $0.175 million and $0.244 million for the year ended December 31, 2009.

(L)                                 The adjustment to earnings per share reflects the impact of 1,605,709 shares of common stock issued to the sellers.

(M)                            This adjustment records the deferred tax liability related to the estimated fair value increase in recorded fixed assets and the estimated fair value of identified intangible assets acquired as a result of the Merger.

(N)                               This entry is to record estimated acquisition goodwill of $33.58 million and to eliminate historical goodwill of Rockford of $3.86 million.  Goodwill largely consists of expected benefits from the geographic expansion and presence of Rockford in the Pacific Northwest, addition of expanded pipeline capabilities, the opportunity to extend our infrastructure operations and other synergies of the combined companies, the value of the assembled workforce, other intangible assets that did not qualify for separate recognition and other intangible assets that were not individually identified because they cannot be reliably measured.  Goodwill is not expected to be deductible for Federal or state tax purposes.

PRIMORIS SERVICES CORPORATION

SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS WITH JAMES CONSTRUCTION GROUP (“JCG”)

FOR THE YEAR ENDED DECEMBER 31, 2009

On December 18, 2009, we acquired 100% of the equity interests in James Construction Group, LLC (“JCG”), following which JCG became our wholly-owned subsidiary.  Our historical results prior to that date do not include the effects of the acquisition of JCG.  The Company’s consolidated financial statements as of and for the year ended December 31, 2009, which were included in the Annual Report on Form 10-K filed on March 11, 2010, present pro forma information for the twelve months ended December 31, 2009 as if the JCG acquisition had occurred as of January 1, 2009.

The supplemental unaudited pro forma combined statement of income presented in the table below labeled “Supplemental Pro Forma Combined Statement of Income with JCG”, are based on the unaudited pro forma combined financial data of Primoris and Rockford contained elsewhere in this Current Report on Form 8-K/A and include the effect of combining the acquisition of JCG as if the JCG acquisition had occurred as of January 1, 2009.

The Supplemental Pro Forma Combined Statement of Income with JCG should be read in conjunction with the unaudited pro forma combined financial data of Primoris and Rockford included elsewhere herein, the respective Primoris financial statements and accompanying notes for the corresponding period, included in the Annual Report on Form 10-K filed on March 11, 2010, and the statements of revenues and expenses related to the JCG acquisition included in the Current Report on Form 8-K/A filed on January 22, 2010.

The following Supplemental Pro Forma Combined Statement of Income with JCG is prepared for illustrative purposes only and is not indicative of or intended to represent the results that would have been achieved had the transactions been consummated as of January 1, 2009 nor that may be achieved in the future.  The Supplemental Pro Forma Combined Statement of Income with JCG does not  reflect any operating efficiencies, associated cost savings or additional costs that we may achieve with respect to the combined companies.  In addition, since the Supplemental Pro Forma Combined Statement of Income with JCG has been prepared based on preliminary estimates of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts recorded may differ materially from the information presented.

PRIMORIS SERVICES CORPORATION

SUPPLEMENTAL PRO FORMA COMBINED STATEMENT OF INCOME WITH JCG

For the year ended December 31, 2009

(Unaudited)

Amounts in thousands, except per share amounts

	(Note a) Pro Forma Combined Primoris & Rockford	(Note b) JCG	Pro Forma Adjustment	Notes	Pro Forma Combined with JCG

Revenues	$633,233	$373,836			$1,007,069
Cost of revenues	528,518	333,261	4,660	c, d	866,439

Gross Profit	104,715	40,575	(4,660)		140,630

Selling, general and administrative expenses	45,493	18,717	1,498	d, e	65,708
Merger related stock expense	390				390
Operating income	58,832	21,858	(6,158)		74,532

Income from non-consolidated entities	8,753	—			8,753
Foreign exchange gain (loss)	293	—			293
Other income (expense), net	—	676			676
Gain on sale of property and equipment	—	1,717	(1,717)	e	—
Interest income	672	79	—		751
Interest (expense), net	(3,074)	—	(2,151)	f	(5,225)
Total other income (expense)	6,644	2,472	(3,868)		5,248

Income before income taxes	65,476	24,330	(10,026)		79,780

Provision for income taxes	(24,468)	—	(5,693)	g	(30,161)

Income from continuing operations	41,008	24,330	(15,719)		49,619

Loss on discontinued operations, net of income taxes	(3,849)	—	—		(3,849)

Net income (loss) - pro forma	$37,159	$24,330	$(15,719)		$45,770

Earnings per share - pro forma
Basic	$1.11			h	$1.13
Diluted	$1.03			h	$1.04

Weighted average shares outstanding
Basic	33,543	—	6,996	h	40,539
Diluted	36,024	—	7,890	h	43,914

PRIMORIS SERVICES CORPORATION

NOTES TO SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS WITH JAMES CONSTRUCTION GROUP (“JCG”)

FOR THE YEAR ENDED DECEMBER 31, 2009

The Unaudited Supplemental Pro Forma Combined Statement of Income with JCG is based on the unaudited pro forma combined financial data of Primoris and Rockford contained elsewhere in this Current Report on Form 8-K/A and includes the effect of combining the December 18, 2009 acquisition of JCG as if the JCG acquisition had occurred as of January 1, 2009 with acquisition-related adjustments reflected in the statements.

The pro forma adjustments to the unaudited Supplemental Pro Forma Combined Statement of Income with JCG give effect to events that are directly attributable to the JCG transaction, are factually supportable and expected to have a continuing impact.  Such adjustments are based on the estimates of fair value of the related assets acquired and liabilities assumed as of the acquisition date.

(a)                                  The “Pro Forma Combined Primoris & Rockford” column represents the unaudited pro forma combined financial data of Primoris and Rockford contained elsewhere in this Current Report on Form 8-K/A for the period shown.

(b)                                 The “JCG” column includes the results of the JCG operations for the twelve months ended December 31, 2009.

(c)                                  Under ASC 805, the JCG assets and liabilities are measured at fair value at the date of the acquisition.  Primoris performed a fair value assessment for fixed assets on the date of the acquisition and increased the book value for the fixed assets, primarily machinery and equipment.  The resulting adjustment to depreciation expense was approximately $2.6 million for the year ended December 31, 2009.

(d)                                 The Company performed a fair value assessment for the JCG intangible assets acquired, which amounted to $39 million.  Additional amortization expense resulting from this increase was approximately $5.3 million for the year ended December 31, 2009 (with $2.1 million charged to cost of revenues and $3.2 million charged to selling, general and administrative expenses).

(e)                                  This adjustment reclassifies the JCG presentation for “gain on sale of property, plant and equipment” to selling, general and administrative expenses in accordance with Primoris practice.

(f)                                    A note payable of $53.5 million was included as part of the consideration paid for the JCG acquisition.  The resulting interest expense for the note was approximately $2.15 million for the year ended December 31, 2009.

(g)                                 The tax effect of the pro forma adjustments for the JCG acquisition used the Primoris corporate statutory rate of 39.8% for the year ended December 31, 2009.

(h)                                 As part of the consideration paid for the JCG acquisition, Primoris issued 81,852.78 shares of preferred stock, which were converted into 8,185,278 shares of common stock on April 12, 2010.  The adjustment to shares outstanding and to earnings per share reflects the shares of preferred stock as if they were converted into the 8,185,278 shares of common stock as of January 1, 2009.  Pro forma basic shares outstanding excluded the number of shares included in escrow under the JCG purchase agreement.